Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BancTrust Financial Group, Inc.:

We consent to the use of our reports dated March 15, 2007 with respect to the consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for share-based payment and evaluating prior year misstatements effective January 1, 2006 and, effective December 31, 2006, its method of accounting for defined benefit pension plans.

/s/ KPMG LLP

Birmingham, Alabama

August 24, 2007